Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe Chizek and Company LLC

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-48204) of Hurco Companies, Inc. of our report dated January 12, 2007, with respect to the consolidated financial statements and financial statement schedule, and Management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting which appears in this Form 10-K of Hurco Companies, Inc. as of and for the year ended October 31, 2006.

/s/Crowe Chizek and Company LLC

Indianapolis, Indiana
January 12, 2007